UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 26, 2012

(Date of earliest event reported)

ITT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	1-5672	13-5158950
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1133 Westchester Avenue

White Plains, New York

(Address of principal executive offices)

10604

(Zip Code)

(914) 641-2000

Registrant’s telephone number, including area code:

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 26, 2012, ITT Corporation (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with the Acquirer of a business the Company had previously sold to the Acquirer. Under the Settlement Agreement, the Acquirer agreed to assume liability for certain asbestos-related claims relating to the business and the Company agreed that certain insurance rights will remain associated with these claims and thus will benefit the Acquirer. The Settlement Agreement amends, replaces and supersedes a previous agreement relating to such claims and insurance.

Pursuant to the Settlement Agreement, the Company will reduce its estimated asbestos-related liabilities by $241.4 million and its estimated asbestos-related assets by $239.9 million. The net result will be a recognition of $1.5 million of pre-tax income. In addition, under the Settlement Agreement, the Acquirer will pay the Company approximately $10 million, which is expected to be received in the fourth quarter of 2012, for past and future costs which would otherwise have been paid by the insurance. As a result of the Settlement Agreement, the Company will recognize a non-recurring benefit in net income of approximately $7 million in the third quarter, with about half of this recognized in income from continuing operations and half recognized in income from discontinued operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION (Registrant)

October 1, 2012	By:	/s/ Burt M. Fealing
		Name:	Burt M. Fealing
		Title:	Senior Vice President, General Counsel and Secretary (Authorized Officer of Registrant)